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                                                                   Exhibit 99(b)

                         CLIFFS ANNOUNCES ASSUMPTION OF
                             ROUGE SALES CONTRACT BY
                          SEVERSTAL NORTH AMERICA, INC.


         Cleveland, OH - February 2, 2004 - Cleveland-Cliffs Inc (NYSE:CLF) announced today that as part of the acquisition of the assets of Rouge Industries, SeverStal North America, Inc. has assumed Cliffs' pellet sales contract with Rouge with minimal modifications. The contract with Rouge provided that Cliffs would be the Company's sole supplier of iron ore pellets through 2012. Cliffs sold 3.0 million tons of pellets to Rouge in 2003.

         On October 23, 2003, Rouge filed for Chapter 11 bankruptcy protection, and on January 30, 2004, sold substantially all of its assets to SeverStal North America. SeverStal North America is a U.S. based affiliate of OAO SeverStal which is Russia's second largest steel producer.

         John S. Brinzo, Cliffs' chairman and chief executive officer, said, "Cliffs has had a long and valued relationship with Rouge. We congratulate SeverStal on its successful acquisition of the Rouge assets. We look forward to building on our relationship with SeverStal and are very pleased to continue to be the Company's exclusive pellet supplier."

         Cleveland-Cliffs, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America, and sells the majority of its pellets to integrated steel companies in North America and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

                         *      *      *      *      *

         References in this news release to "Cliffs" and "Company" include subsidiaries and affiliates as appropriate in the context.

         This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

         Actual results may differ materially from statements for a variety of factors, such as: changes in the demand for iron ore pellets by SeverStal, or events or circumstances that could impair or adversely impact the ability of Cliffs or SeverStal to perform under these arrangements.


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         Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company's Annual Report for 2002 and Reports on Form 10-K and 10-Q and the Form 8-K filed January 14, 2004 and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs' website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

Contacts:
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at WWW.CLEVELAND-CLIFFS.COM















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